VIRTUS ASSET TRUST

(the “Trust”)

AMENDMENT NO. 1 TO

CLASS C SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 13th day of December, 2023 amends that certain Class C Shares Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated June 12, 2017, by and for the Funds (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of Class C shares to one series of the Funds, which has been approved as a party to the Plan.

NOW, THEREFORE, in consideration of the foregoing premises, the Funds hereby agree that the Plan is amended as follows:

1.    Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2.    Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

Adopted as of: December 13, 2023

APPENDIX A

Virtus Ceredex Large Cap Value Equity Fund

Virtus Ceredex Mid-Cap Value Equity Fund

Virtus Ceredex Small Cap Value Equity Fund

Virtus Seix Corporate Bond Fund

Virtus Seix Floating Rate High Income Fund

Virtus Silvant Large Cap Growth Stock Fund

Virtus SGA International Growth Fund

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